Exhibit 10.1

Tessera Technologies, Inc.

3099 Orchard Drive

San Jose, California 95134

March 24, 2005

To:  D. James Guzy

Re:  Director Emeritus Position

Dear Jim:

We are pleased to confirm the following terms of your continuing relationship with Tessera Technologies, Inc. (the “Company”) as a Director Emeritus. These terms have been approved by our Board of Directors and will become effective following our annual meeting of stockholders currently scheduled for May 19, 2005, subject to your acceptance hereof.

The initial term of the Director Emeritus position will be two years. Thereafter, the position can be renewed annually by vote of the Board of Directors.

As a Director Emeritus, you will have no voting rights or any rights or duties under our bylaws. However, you will have the right to attend all Board of Directors meetings as appropriate to your position. You will remain subject to the Company’s insider trading policy, code of ethics, and other policies and guidelines applicable to the Company’s directors.

As a Director Emeritus, you agree to make yourself available to consult with the Company’s Chief Executive Officer or board members as requested. However, you are not required to devote any minimum number of hours to this duty. In consideration of such services, you will receive a cash retainer equal to $15,000 per year. You will not be eligible to receive option grants or other equity compensation. Your prior option grants will continue to vest and be exercisable during the term of your service as Director Emeritus.

Please indicate your acceptance of and agreement to the foregoing by signing in the space provided below.

Yours very truly,

/s/ Bruce McWilliams
Dr. Bruce McWilliams
Chairman, Chief Executive Officer and President

Accepted and agreed to this 4th day of April, 2005

By:	/s/ D. James Guzy
D. James Guzy